As filed with the Securities and Exchange Commission on July 24, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NUTEX HEALTH INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-3363609 (I.R.S. Employer Identification No.)

6030 S. Rice Ave, Suite C

Houston, TX 77081

(Address of principal executive offices) (Zip code)

Amended and Restated Nutex Health Inc. 2023 Equity Incentive Plan

Nutex Health Inc. 2023 Employee Stock Purchase Plan

(Full title of the plan)

Elisa V. Luqman

Chief Legal Officer – SEC

6030 S. Rice Ave, Suite C

Houston, TX 77081

(Name and address of agent for service)

(713) 660-0557

(Telephone number, including area code, of agent for service)

Copies to:

Gislar Donnenberg

Joe Perillo

Locke Lord LLP

600 Travis St., Suite 2800

Houston, Texas 77002

(713) 226-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Nutex Health Inc. (the “Company”) for the purpose of registering the offer and sale of an additional 8,751,928 shares of common stock, par value $0.001 per share (“Common Stock”), of Nutex Health Inc., which may be issued pursuant to awards under the Amended and Restated Nutex Health Inc. 2023 Equity Incentive Plan (“2023 Plan”). Under the 2023 Plan, the Company is authorized to issue awards resulting in the issuance of up to 10,000,000 shares of Common Stock (representing approximately 1.5% of the 653,842,404 shares of Common Stock outstanding on April 28, 2023). The 2023 Plan became effective June 29, 2023 upon stockholder approval and amends and restates the Amended and Restated Nutex Health Inc. 2022 Equity Incentive Plan (the “2022 Plan”). There were 1,248,072 shares of Common Stock remaining for awards under the 2022 Plan, which shares of Common Stock had been previously registered on the Company’s Registration Statement on Form S-8 (File No. 333-267710) filed September 30, 2022 (the “Previous Registration Statement”).

This Registration Statement also registers the offer and sale of 5,000,000 shares of Common Stock, which may be issued under the Nutex Health Inc. 2023 Employee Stock Purchase Plan (the “2023 ESPP”). The 2023 ESPP became effective on June 29, 2023 upon stockholder approval.

In accordance with General Instruction E of Form S-8, the contents of the Previous Registration Statement are hereby incorporated by reference. Only those items of Form S-8 containing new information not contained in the Previous Registration Statements are presented herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the employee as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (“Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents, which have been filed by Nutex Health Inc. (“Nutex Health” or “the Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

●	Annual report on Form 10-K for the year ended December 31, 2022, as filed with the Commission on March 3, 2023, and amended on Form 10-K/A as filed with the Commission on April 6, 2023;
●	Quarterly report on Form 10-Q for the quarter ended March 31, 2023;
●	Current reports on Form 8-K filed on January 4, 2023, February 28, 2023, March 2, 2023, April 5, 2023, April 12, 2023, May 2, 2023, May 15, 2023, May 26, 2023 and July 5, 2023; and
●	The description of the Company’s common stock, par value $.001 per share, contained in Exhibit 4.6 to Nutex’s Annual report on Form 10-K for the year ended December 31, 2022 filed on March 3, 2023.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 and Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability and in view of all of the circumstances of the case.

Nutex Health has adopted provisions in its by-laws, as amended, which provide that it will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by Nutex Health or in its right, by reason of the fact that such person is or was Nutex Health’s director, officer, employee or agent, or, while such person is or was a director, officer, employee or agent of Nutex Health, is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, but in each case only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nutex Health’s by-laws, as amended, further state that this indemnification shall not be deemed exclusive of any other right to which the indemnified person may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.

The Company’s second amended and restated certificate of incorporation provides that, consistent with Section 102(b)(7) of the DGCL, no director or officer of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of:

●	A director or officer for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders;
●	A director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	A director under Section 174 of the DGCL;
●	A director or officer for any transaction from which the director or officer derived an improper personal benefit; or
●	An officer in any action by or in the right of the Company.

No amendment or repeal of this provision shall apply to or have any effect on the liability of any director or officer of the Company for any acts or omissions of such director or officer occurring prior to such amendment or repeal.

Nutex Health also entered into indemnification agreements with each of its directors and certain of its executive officers and anticipates that it will enter into similar agreements with future directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification. The indemnification agreements provide that the Company will pay certain amounts incurred by its directors in connection with any civil, criminal, administrative or investigative action or proceeding. Such amounts include any expenses, including attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit Number	Description
3.1

Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K (File No. 001-41346), as filed July 5, 2023).

3.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 filed with the Registrant’s Annual Report on Form 8-K (File No. 001-41346), as filed April 4, 2022).

5.1*	Opinion of Locke Lord LLP

10.1	Amended and Restated Nutex Health Inc. 2023 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Final Proxy Statement filed on May 19, 2023 (File No. 001-41346).

10.2	Nutex Health Inc. 2023 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 filed with the Registrant’s Current Report on Form 8-K (File No. 001-41346), as filed July 5, 2023).

23.1*	Consent of Marcum LLP, independent registered public accounting firm

23.2*	Consent of Locke Lord LLP (contained in Exhibit 5.1)

24.1*	Power of Attorney (contained on the signature page hereto)

107*	Filing Fee Table

*  Filed herewith.

Item 9.Undertakings.

(a)	The undersigned Company hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 24, 2023.

NUTEX HEALTH INC.

By:	/s/ Thomas T. Vo
Name:	Thomas T. Vo, M.D.
Title:	Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Thomas T. Vo, M.D. and Jon C. Bates, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Thomas T. Vo	Chief Executive Officer, Chairman of the Board and Director (principal executive officer)	July 24, 2023
Thomas T., M.D.

/s/ Jon C. Bates	Chief Financial Officer (principal financial officer and principal accounting officer)	July 24, 2023
Jon C. Bates

/s/ Warren Hosseinion	President and Director	July 24, 2023
Warren Hosseinion

/s/ Danniell Stites	Director	July 24, 2023
Danniell Stites, M.D.

/s/ John Waters	Director	July 24, 2023
John Waters

/s/ Cheryl Grenas	Director	July 24, 2023
Cheryl Grenas, R.N., M.S.N.

/s/ Michael L. Reed	Director	July 24, 2023
Michael L. Reed

/s/ Mitchell Creem	Director	July 24, 2023
Mitchell Creem